Exhibit 99.1

CONTACT:	Sheilah Serradell
Depomed, Inc.
650-462-5900
sserradell@depomed.com

DEPOMED RECEIVES NOTICE OF PARAGRAPH IV CERTIFICATION AGAINST PATENTS FOR GLUMETZA®

MENLO PARK, Calif., November 10, 2009 — Depomed, Inc. (NASDAQ: DEPO) today announced that it has received a Paragraph IV certification notice from Lupin Limited advising Depomed of the filing of an Abbreviated New Drug Application (ANDA) with the FDA for a generic version of GLUMETZA® (metformin hydrochloride extended release tablets), 500 mg and 1000 mg strengths.

Lupin’s certification notice alleges that Depomed’s U.S. Patents (Nos. 6,340,475; 6,488,962; 6,635,280; and 6,723,340) listed in the FDA Orange Book for GLUMETZA  are invalid and/or will not be infringed by Lupin’s commercial manufacture, use or sale of the products described in Lupin’s ANDA.

U.S. Patent No. 6,340,475 will expire in 2016, U.S. Patent No. 6,488,962 will expire in 2020, U.S. Patent No. 6,635,280 will expire in 2016 and U.S. Patent No. 6,723,340 will expire in 2021.

Depomed is evaluating the Paragraph IV certification and continues to have full confidence in the intellectual property protecting GLUMETZA.  Depomed has 45 days from the receipt of the Paragraph IV certification to commence a patent infringement lawsuit against Lupin that would automatically stay, or bar, the FDA from approving Lupin’s ANDA for 30 months or until a district court decision that is adverse to the company, whichever is earlier.

About Depomed

Depomed, Inc. is a specialty pharmaceutical company with one product candidate through Phase 3 clinical development, another in Phase 3 clinical development, two approved products on the market and other product candidates in its early stage pipeline. Product candidate DM-1796 has completed Phase 3 clinical development and has been licensed to Solvay Pharmaceuticals. A New Drug Applications for DM-1796 is expected to be filed with the FDA in the first quarter of 2010. Product candidate SeradaTM is in Phase 3 clinical development for menopausal hot flashes. GLUMETZA(R) (metformin hydrochloride extended release tablets) is approved for use in adults with type 2 diabetes and promoted by Santarus, Inc. in the United States. Depomed formulates its products and product candidates with its proven, proprietary Acuform(R) drug delivery technology, which is designed to improve existing oral medications, allowing for extended, controlled release of medications to the upper gastrointestinal tract. Benefits of Acuform-enhanced pharmaceuticals include the convenience of once-daily administration, improved treatment tolerability and enhanced compliance and efficacy. Additional information about Depomed may be found on its website, www.depomed.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.

The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including, but not limited to, those related to potential patent litigation related to our GLUMETZA product;; our research and development efforts, including pre-clinical and clinical testing; regulation by the FDA and other government agencies; the timing of regulatory applications and product launches; and other risks detailed in the company’s Securities and Exchange Commission filings, including the company’s Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.